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                                                                    EXHIBIT 12.1

                           TELEX COMMUNICATIONS, INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                              (dollars in millions)

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
                                              NINE MONTHS                                                          NINE MONTHS
                                                 ENDED                 FISCAL YEAR ENDED DECEMBER 31,                 ENDED
                                              DECEMBER 31,   ----------------------------------------------------  SEPTEMBER 30
                                                  1998          1999          2000          2001          2002         2003
                                              -----------    ----------    ----------    ----------    ----------  ------------

(LOSS) INCOME BEFORE INCOME TAXES AND
CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING      $     (3.8)   $    (18.4)   $    (15.8)   $     63.7    $      2.4   $     (2.2)

ADD BACK:  FIXED CHARGES AS
  DISCLOSED BELOW                                    27.8          37.5          39.4          39.3          27.6         23.0

EARNINGS AS ADJUSTED                                 24.0          19.1          23.6         103.0          30.0         20.8

COMPUTATION OF FIXED CHARGES
  Interest expense                                   27.3          36.7          38.4          38.2          26.5         22.2
  Portion of rent expense representative
of interest factor                                    0.5           0.8           1.0           1.1           1.1          0.8
      Total fixed charges                            27.8          37.5          39.4          39.3          27.6         23.0

Earnings (deficiency) to fixed charges               (3.8)        (18.4)        (15.8)         63.7           2.4         (2.2)

Ratio of earnings to fixed charges                     --            --            --          2.62          1.09           --
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